Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter 2015 Financial and Portfolio Highlights

•	Total Revenue of $157.9 Million, up 17.7% Year over Year

•	Adjusted EBITDA[1] $93.4 Million, up 36.2% Year over Year

•	Net New Security and Home Automation Subscribers Originations of 89,185

•	79.6% Adoption Rate of Additional Smart Home Services

•	LTM Attrition of 12.0%, 170bps Year over Year Improvement

Provo, UT – August 10, 2015 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported strong second quarter results highlighted by improvements across key financial and operational metrics.

“We’re having one our best direct summer sales seasons in the history of the Company with our innovative Smart Home products and services boosting our per rep sales average above our record setting 2013 year. Our inside sales team is also having a great year as both lead generation and conversion ratios are delivering significant year over year subscriber growth”, said Todd Pedersen, CEO of APX Group. Mr. Pedersen continued, “Consumer adoption of Smart Home services reached approximately 80% in Q2, driving Average RMR per New Subscriber to $62.05 this quarter. Our SkyControl SaaS operating system now has more than 284,000 users and the team continues to add functionality and features. We continue to focus on expansion of our high-speed wireless internet business and opened our third market in the San Antonio area, adding 4,218 new customers during the quarter.”

APX Group reported total revenue of $157.9 million for the quarter ended June 30, 2015, a 17.7% increase compared to $134.2 million for the quarter ended June 30, 2014. Recurring revenue for the quarter increased 16.3% compared to the prior year, driven by a 12.2 % increase in Total Subscribers and a 36.0% increase in the number of Smart Home Total Subscribers receiving additional services beyond the Company’s basic interactive security package. The Company added 89,185 net new Smart Home subscribers in the second quarter, which included 13,902 from our inside sales channel for a year over year growth of 23.3%. The Company’s second quarter recurring revenues also benefited from continued growth in its wireless Internet services. Activation fees and other service revenues grew by 56.9% and 48.2% respectively during the quarter as compared to the prior year. The Company continues to experience revenue headwinds in the amount of $2.0 million in the second quarter due to foreign exchange rates related to its Canadian operations.

Year to date revenues for the six month period ended June 30, 2015 were $310.1 million, a 17.3% increase over the year to date revenues of $264.4 million for the same period in 2014. Year to date recurring revenues were up 16.6% compared to the same period of the prior year.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Summary of Key Financial and Portfolio Metrics for the last five quarters

($ in millions, except for subscriber data)

	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
Total Revenue	$134.2	$146.9	$152.4	$152.2	$157.9

Adjusted EBITDA	$68.6	$78.8	$84.1	$89.5	$93.4

Total RMR(1)	$45.8	$49.0	$48.7	$48.3	$52.4

Net New Originations	84,695	73,220	21,545	25,809	89,185

Avg. RMR per New Subscriber(1)	$62.61	$62.81	$60.16	$61.46	$62.05

Total Subscribers(1)	851,129	899,174	894,175	890,125	955,162

Avg. RMR per Subscriber(1)	$53.84	$54.48	$54.50	$54.26	$54.86

Subscriber Account Attrition(2)	13.7%	12.8%	12.5%	12.5%	12.0%

(1)	Total Subscribers and RMR data excludes wireless Internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

“Vivint achieved a record $93.4 million in Adjusted EBITDA in the second quarter”, said Mark Davies, CFO of APX Group. “Vivint’s Net Service Margin improved 320 basis points year over year to 73.2% this quarter, as Net Service Cost per Subscriber dropped to $14.72 from $16.16 in the year ago quarter. The Company’s account attrition showed marked year over year improvement demonstrated by a 170 basis point reduction from 13.7% in Q2 2014, to 12.0% in the current quarter. We’re also pleased with our G&A and fixed costs scaling, as total G&A was down $10 million year over year and as a percentage of total revenue G&A dropped to 15.9% vs. 26.3% in Q2 2014.

Costs and Expenses

Operating expenses were $58.6 million for the quarter ended June 30, 2015, compared to $47.2 million for the same period in 2014. Excluding an inventory adjustment and the wireless internet business, operating expenses were up 6.0% compared to same quarter last year. The increase in operating expenses were attributable to the growth in our subscriber base, including personnel costs of monitoring and customer support services, non-capitalized inventory and equipment costs, partially offset by a reduction in subcontracted monitoring expense.

Selling expenses, net of capitalized subscriber acquisition costs, were $31.2 million for the second quarter 2015 compared to $28.7 million for the second quarter 2014. The year over year increase was primarily attributable to higher digital marketing and lead generation costs associated with our inside sales channel and increased personnel costs to support the growth of the business. Vivint’s LTM Net Creation Cost Multiple as of June 30, 2015 was 31.1x, excluding its wireless Internet service, a sequential drop of 0.3x for the LTM period ended March 31, 2015.

General and administrative (“G&A”) expenses were $12.9 million for the quarter ended June 30, 2015, including a $12.2 million credit related to a one-time non-cash gain on settlement of merger-related escrow, compared to $35.3 million for the same period in 2014. Other significant drivers of the year-over-year decrease in G&A were an elimination of branding and marketing costs, reduction in employee related costs and a decrease in bad debt expense resulting from a reduction in the Company’s accounts receivable balance.

The Company’s net loss for the quarter ended June 30, 2015 was $43.6 million compared to a net loss of $66.3 million for the same period in 2014. Adjusted EBITDA1 for the Company was $93.4 million for the second quarter ended June 30, 2015, up 36.2% as compared to $68.6 million for the second quarter in 2014. The second quarter 2015 Adjusted EBITDA excludes the $12.2 million non-cash gain on settlement of merger-related escrow.

Net loss for the first six months of 2015 was $91.7 million compared to a net loss of $113.6 million for the same period in 2014. Adjusted EBITDA for the first six months of 2015 was $183.0 million, up 24.9% compared to $146.5 million for the first six months of 2014.

Liquidity

As of June 30, 2015, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $145 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.8x at June 30, 2015.

Restatement and Reclassification of Cash Flows

On August 3, 2015, management and the Audit Committee of the Board of Directors concluded that the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s unaudited interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, September 30, 2014, June 30, 2014 and March 31, 2014, contained errors in the classification of subscriber acquisition costs on its consolidated statements of cash flows. The Company determined that cash payments related to subscriber acquisition costs were improperly classified as an investing activity rather than an operating activity. These errors do not have any impact on the Company’s previously reported consolidated balance sheets or its statements of operations, or its previously reported total cash flows or Adjusted EBITDA. As a result, the Company has filed an amendment to its Annual Report on Form 10-K for the year ended December 31, 2014, restating the historical consolidated financial statements to reclassify the subscriber acquisition costs from cash flows used in investing activities to cash flows used in operating activities on the consolidated statements of cash flows for such periods. The Company also expects either to file amendments to previously filed quarterly reports or restate the prior-year interim periods in future quarterly reports to reflect this reclassification in its consolidated statements of cash flows in the applicable interim periods described above.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 10:00 a.m. EDT August 11, 2015. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 5530413. A financial results presentation and online access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at www.investors.vivint.com/events-presentations/events-calendar.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com following the call.

About Vivint

As a leading smart home technology provider, Vivint offers home security, energy management, home automation, local cloud storage, and high-speed Internet solutions to more than 970,000 customers throughout the United States, Canada and New Zealand. The end-result is a smart home solution that saves you time and money and ultimately simplifies your life. For more information, visit the Company’s website at www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in Amendment No. 1 on Form 10K/A to the Company’s annual report on Form 10-K for the year ended December 31, 2014 (the “10-K”), and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2014 and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active security and home automation subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a security and home automations subscriber.

“Total RMR” means the aggregate RMR billed to all security and home automation subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled security and home automation subscribers during a period divided by the monthly weighted average number of total security and home automation subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new security and home automation subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue divided by total service subscribers.

“Net Service Margin” means Average RMR per Subscriber less Net Service Costs divided by Average RMR per Subscriber.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Recurring revenue	$149,543	$128,602	$295,207	$253,156
Service and other sales revenue	6,992	4,719	12,216	9,553
Activation fees	1,378	878	2,685	1,644

Total revenues	157,913	134,199	310,108	264,353

Costs and expenses:
Operating expenses	58,623	47,216	109,952	88,533
Selling expenses	31,244	28,739	56,520	54,318
General and administrative expenses	12,864	35,326	41,098	60,461
Depreciation and amortization	60,070	53,364	117,127	103,716

Total costs and expenses	162,801	164,645	324,697	307,028

Loss from operations	(4,888)	(30,446)	(14,589)	(42,675)

Other expenses (income):
Interest expense	38,841	35,712	77,101	71,352
Interest income	—	(572)	(2)	(1,124)
Other (income) expenses, net	(294)	(52)	(335)	(297)

Total other expenses	38,547	35,088	76,764	69,931

Loss before income taxes	(43,435)	(65,534)	(91,353)	(112,606)
Income tax expense (benefit)	179	737	308	945

Net loss	$(43,614)	$(66,271)	$(91,661)	$(113,551)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,953	$10,807
Restricted cash and cash equivalents	14,214	14,214
Accounts receivable, net	7,547	8,739
Inventories	66,321	36,157
Prepaid expenses and other current assets	16,092	15,454

Total current assets	124,127	85,371

Property and equipment, net	73,684	62,790
Subscriber acquisition costs, net	687,067	548,073
Deferred financing costs, net	51,146	52,158
Intangible assets, net	632,691	703,226
Goodwill	839,644	841,522
Long-term investments and other assets, net	10,915	10,533

Total assets	$2,419,274	$2,303,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$78,400	$31,324
Accrued payroll and commissions	74,069	37,979
Accrued expenses and other current liabilities	24,230	28,862
Deferred revenue	34,986	33,226
Current portion of capital lease obligations	5,638	5,549

Total current liabilities	217,323	136,940
Notes payable, net	1,862,619	1,863,155
Revolving line of credit	159,000	20,000
Capital lease obligations, net of current portion	9,286	10,655
Deferred revenue, net of current portion	39,282	32,504
Other long-term obligations	9,307	6,906
Deferred income tax liabilities	8,445	9,027

Total liabilities	2,305,262	2,079,187
Total stockholders’ equity	114,012	224,486

Total liabilities and stockholders’ equity	$2,419,274	$2,303,673

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
		(Restated)
Net cash used in operating activities	$(89,690)	$(136,386)
Net cash used in investing activities	(31,307)	(87,648)
Net cash provided by (used in) financing activities	130,720	(1,368)
Effect of exchange rate changes on cash	(577)	458

Net increase (decrease) in cash	9,146	(224,944)
Cash:
Beginning of period	10,807	261,905

End of period	$19,953	$36,961

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of our Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2014	2014	2014	2015	2015
Net loss	$(66.3)	$(59.5)	$(65.6)	$(48.0)	$(43.6)
Interest expense, net	35.1	37.8	38.0	38.2	38.8
Other (income) expense, net	(0.1)	0.5	(2.0)	—	(0.3)
Income tax expense	0.7	(1.3)	0.8	0.1	0.2
Depreciation and amortization (i)	40.4	40.8	41.4	37.7	38.3
Amortization of capitalized creation costs	12.9	17.1	18.4	19.4	21.8
Non-capitalized subscriber acquisition costs (ii)	33.9	35.9	38.3	34.9	43.7
Non-cash compensation (iii)	0.5	0.5	0.5	0.7	0.6
Other Adjustments (iv)	11.5	6.9	14.3	6.6	(6.1)

Adjusted EBITDA	$68.6	$78.8	$84.1	$89.5	$93.4

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock option plans.
(iv)	Other Adjustments includes certain items such as product development costs, non-operating legal fees, other R&D, deferred revenue fair value adjustment, subcontracted monitoring fee savings, non-cash gain on settlement of merger-related escrow and other similar adjustments.